EXHIBIT 99.1

June 5, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re:    Arthur Andersen LLP

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X adopted by the Securities and Exchange Commission, Arthur Andersen LLP has represented to us the following regarding the audit of our consolidated balance sheet as of March 31, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2002:

The audit was subject to Arthur Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; that there was appropriate continuity of Arthur Andersen personnel working on the audit; and that there was sufficient availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen.

Sincerely,

Brio Software, Inc.

/s/    Craig Collins

Craig Collins,
Executive Vice President and Chief Financial Officer